Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of TOYO CO., Ltd on Form F-4 of our report dated September 28, 2023, which includes an explanatory paragraph as to Blue World Acquisition Corporation’s ability to continue as a going concern, with respect to our audits of the financial statements of Blue World Acquisition Corporation as of June 30, 2023 and 2022 and for the year ended June 30, 2023 and for the period from July 19, 2023 (Inception) through June 30, 2022 appearing in the Annual Report on Form 10-K of Blue World Acquisition Corporation for the year ended June 30, 2023.

/s/ Marcum Asia CPAs llp

Marcum Asia CPAs llp

New York, NY

May 1, 2024